EXHIBIT 5.1
OLSHAN
Park Avenue Tower * 65 East 55th Street * New York, New York 10022
Telephone: 212-451-2300 * Facsimile: 212-451-2222
_____________________________________________________________________________________

June 4, 2014

IZEA, Inc.
480 North Orlando Avenue, Suite 200
Winter Park, FL 32789

Re:	Shares to be Issued under the IZEA, Inc. Amended and Restated 2011 Equity Incentive Plan,
as of April 16, 2014, 2011-B Equity Incentive Plan and 2014 Employee Stock Purchase Plan

Ladies and Gentlemen:
We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 21,587,500 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of IZEA, Inc., a Nevada corporation (the “Company”), that may be issued under the IZEA, Inc. Amended and Restated 2011 Equity Incentive Plan as of April 16, 2014, 2011-B Equity Incentive Plan and 2014 Employee Stock Purchase Plan (collectively, the “Plans”).
We have examined the Articles of Incorporation and By-laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.
We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with each of the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Nevada and the federal laws of the United States of America.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of each of the Plans, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP